Exhibit 5.1
September 28, 2005
True Religion Apparel, Inc.
1525 Rio Vista Avenue
Los Angeles, CA 90023
     Re: Registration Statement on Form S-8
Ladies and Gentlemen:
     We have acted as counsel to True Religion Apparel, Inc., a Delaware corporation (the “Company”) in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 4,000,000 shares of Common Stock of the Company (the “Shares”) pursuant to the Company’s 2005 Stock Incentive Plan (the “2005 Plan”).
     This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.
     We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company in connection with the establishment of the 2005 Plan. Based on such review, we are of the opinion that, (i) if, as and when the Shares have been issued and sold (and the consideration therefor received) pursuant to (a) the provisions of option agreements duly authorized under the 2005 Plan and in accordance with the Registration Statement, or (b) duly authorized direct stock issuances in accordance with the 2005 Plan and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and nonassessable and (ii) the 24,000 Shares held by the selling stockholders, when sold in accordance with the Registration Statement and the related reoffer prospectus (as amended and supplemented through the date of sale), will be legally issued, fully paid and nonassessable.
     We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.
     This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Yours truly,

/s/ Manatt, Phelps & Phillips, LLP

Manatt, Phelps & Phillips, LLP